Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	DIRECTOR - INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL COMPLETES ACQUISITION OF ARK-LA-TEX ASSETS; ANNOUNCES FIRST
QUARTER NET SALES VOLUMES AND UPDATES 2008 GUIDANCE

DENVER, COLORADO – May 2, 2008 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced that it completed its previously announced acquisition of producing assets, including approximately 69,000 gross acres (47,000 net acres), located primarily in its Ark-La-Tex core areas with Haynesville Shale potential.  The acquisition adds an additional 500 identified drilling locations in East Texas and North Louisiana to the Company’s already large drilling inventory in the Ark-La-Tex area.  The assets produced approximately 13 MMcfe/d in 2007 and contained an estimated 110 Bcfe of estimated proved reserves.

The cash consideration paid at closing for the oil and gas assets is approximately $281 million and was funded utilizing its existing credit facility.  The economic effective date for the transaction was March 1, 2008, and the purchase price remains subject to customary post-closing adjustments.

H. Craig Clark, President and CEO, stated, “The recent Ark-La-Tex acquisition is another strategic transaction for the Company, adding 500 bolt-on drilling locations to our highly successful Cotton Valley play in both East Texas and North Louisiana with additional  exposure to the Travis Peak, Bossier and Haynesville plays.  We intend to apply our operational excellence to these assets, including the utilization of horizontal drilling, improved gas processing and transportation infrastructure, as we prudently invest our capital in 2008 and beyond.”

FIRST QUARTER 2008 NET SALES VOLUMES

Forest’s average oil and gas net sales volumes for the three months ended March 31, 2008 were approximately 478 MMcfe/d, representing a 58% increase over Forest’s 302 MMcfe/d in the corresponding period in 2007. The increase was due primarily to the acquisition of The Houston Exploration Company in June 2007.

2008 GUIDANCE

The following change to oil and gas net sales volumes guidance is based on increased expected capital expenditures of $1.15 billion to $1.25 billion for 2008.   Capital expenditures

were previously expected to be $900 million to $1 billion.  The increased capital expenditures are expected to generate annualized organic production growth of approximately 15% beginning in the second quarter of 2008.

Oil and Gas Net Sales Volumes:  Forest expects total net sales volumes of 189 – 193 Bcfe in 2008 up from 183 – 190 Bcfe previously disclosed.  Subsequent to the first quarter of 2008, the Company expects net sales volumes to increase 5-6.5% sequentially in each of the second and third quarters, and to increase 3-4% sequentially in the fourth quarter.  Forest estimates its net sales volumes will average 545 to 560 MMcfe/d in the fourth quarter of 2008.  This expected net sales volumes increase includes the effects of the Ark-La-Tex acquisition as of today as well as the increased capital program. It does not consider the sale of any properties.

Price Differentials:  Based on current prices, Forest expects natural gas price differentials for the remainder of 2008 will average $1.25 to $1.50 per MMbtu less than the Henry Hub price.

Based on current prices, Forest expects oil differentials for the remainder of 2008 will average $6.00 to $8.00 per Bbl less than the NYMEX West Texas Intermediate (WTI) price.

Based on current prices, Forest expects natural gas liquids differentials for the remainder of 2008 will average 50% of the WTI price.

Production Expense:  Forest expects production expense (which includes lease operating expense, ad valorem taxes, production taxes and product processing, gathering and transportation) will be $275 to $300 million or $1.45 to $1.55 per Mcfe.  The increase in expected production expense is due to increased production taxes resulting from higher commodity prices and increased expected production.

All other guidance detailed in Forest’s press release dated February 21, 2008 has not changed.

The foregoing guidance is subject to all of the cautionary statements and limitations described in Forest’s press release dated February 21, 2008.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2007 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

*****

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

May 2, 2008